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                                                                      EX-99.(j)1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 66 to the registration statement on Form N-1A (the "Registration Statement") of Dodge & Cox Funds (a Delaware Business Trust) of our reports dated January 26, 2000, relating to the financial statements and financial highlights appearing in the December 31, 1999 Annual Reports to Shareholders of Dodge & Cox Balanced Fund, Dodge & Cox Stock Fund, and Dodge & Cox Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountant" in the Statement of Additional Information.



PricewaterhouseCoopers LLP
San Francisco, California
April 19, 2000